Exhibit 99.1

Noble Corporation Dorfstrasse 19a 6340 Baar Switzerland

PRESS RELEASE
NOBLE CORPORATION ENTERS INTO AGREEMENT TO ACQUIRE
FRONTIER DRILLING AND STRENGTHENS KEY STRATEGIC
RELATIONSHIP
ANNOUNCEMENT HIGHLIGHTS:
FRONTIER:
•	Adds 6 floating drilling units to Noble’s fleet, including two joint-venture owned Bully-class drillships plus an FPSO

•	Adds estimated $3.2 billion in gross contract backlog ($2.0 billion net to Noble) over approximately 23 rig years

•	Expected to be accretive to cash flow immediately and earnings beginning in 2011 when Bully rigs anticipated to commence operations

•	Strategically expands and enhances global fleet

•	All cash acquisition represents enterprise value of $2.16 billion
SHELL:
•	Separate agreements with Shell provide 10-year contracts for two ultra-deepwater drillships (one Globetrotter-class currently under construction and one additional newbuild) and multi-year extension on the deepwater semisubmersible Noble Jim Thompson, each subject to Frontier closing

•	Shell agreements add additional estimated $4.0 billion in contract backlog over more than 25 rig years

•	Resolution of status of units operating for Shell in the U.S. Gulf of Mexico during the current period of imposed restriction allowing Shell to suspend contracts during this period, if necessary, in exchange for a reduced suspension rate and operations support with resumption of contracts at original dayrates and without reducing contract term

     ZUG, Switzerland, June 28, 2010 — Noble Corporation (NYSE:NE) today announced that it has entered into a definitive merger agreement pursuant to which it will acquire privately held FDR Holdings Limited (“Frontier”) in a cash transaction which values the enterprise at $2.16 billion. Frontier is an independent drilling company consisting of three dynamically positioned drillships (including two Bully-class joint venture-owned rigs under construction), two conventionally moored drillships including one which is Arctic-class, a conventionally moored deepwater semisubmersible drilling rig, and one dynamically positioned floating production, storage, offloading (FPSO) vessel. As a result of the transaction, which is expected to close by the end of July 2010 and is subject to customary closing conditions, Noble will acquire a fleet that is currently supported by approximately 23 rig years of contracts generating approximately $3.2 billion in gross contract backlog ($2.0 billion net to Noble). The acquisition is expected to be accretive to cash flow immediately and to earnings in conjunction with the commencement of operations on the Bully rigs expected to begin in 2011.
          “Frontier is an excellent strategic addition to Noble’s existing asset, customer and employee base,” said David W. Williams, Chairman, President and Chief Executive Officer of Noble. “This acquisition is a highly complementary extension of our mid- and deepwater presence and positions us for additional growth in new market segments that can provide further opportunities for Noble and our customers. Noble’s historical hallmark of a strong safety culture and our reputation for operational excellence should benefit Frontier’s existing customers and drive value for our shareholders.”
     The Frontier fleet consists of:
•	Two joint venture-owned dynamically positioned, ultra-deepwater Arctic-capable Bully-class drillships currently under construction. The drillships are each owned by a 50/50 joint venture between Frontier and Royal Dutch Shell plc (“Shell”) and will be operated by the respective joint venture under contracts with Shell. Bully I has a five year contract with a total contract value to the joint venture anticipated to be over $800 million plus mobilization, subject to final construction costs, plus four additional one-year options at rates to be mutually agreed. Bully II has a ten year contract with a total contract value to the joint venture in the first five years also anticipated to be over $800 million plus mobilization, subject to final construction costs. Dayrates for the Bully II beyond the first five years are adjustable based on a market index for like-capability units. As with the Noble Globetrotter, the Bully units are to be equipped with multipurpose tower technology provided by Dutch-based design and construction firm Huisman Equipment B.V. The Bully drillships are expected to begin operations in 2011;

•	The 5,000’ to 9,000’ dynamically positioned, deepwater drillship Frontier Phoenix operating for Shell in Southeast Asia under a contract that extends through mid-2015 at a dayrate of $306,000;

•	The 5,000’ 4th generation moored deepwater semisubmersible Frontier Driller under contract with Shell in the U.S. Gulf of Mexico until second quarter 2012 at a dayrate of $383,000;

•	The moored 1,500’ drillship Frontier Duchess operating under contract for NPDC in Nigeria until third quarter 2010 at a dayrate of $308,000;

•	The moored 1,000’ drillship Frontier Discoverer, the only Arctic-class drillship in operation today, under contract with Shell and likely to be deployed to Southeast Asia until third quarter 2011 at a dayrate of $165,000; and

•	The 6,500’ dynamically positioned deepwater FPSO Frontier Seillean with a production capacity of 24,000 barrels per day and storage of 300,000 barrels, currently expected to begin a short-term contract of 100 days at a dayrate of $304,000.
          The acquisition is expected to be funded with a combination of cash, drawdown on Noble’s existing bank credit facility and an $800 million bridge credit facility. Noble also expects to assume the remaining construction obligation on the two Bully rigs and approximately $311 million (as of May 31, 2010) of non-recourse project financing representing Frontier’s 50 percent portion of the outstanding balance of credit facilities of the Bully I and Bully II joint ventures. Noble plans to secure permanent financing to replace the bridge loan and pay down the revolver.
Shell Agreements
          Noble also announced that it has signed separate agreements with Shell which include the following and are subject to the closing of the Frontier transaction:
•	A 10-year contract on the dynamically positioned, ultra-deepwater drillship Noble Globetrotter currently under construction and due to be delivered during the second half of 2011. The contract for the first five years will be at a dayrate of $410,000, and the unit is eligible for a 15 percent performance bonus. During the second five year period, the unit will earn a dayrate based on a market index, repriced every six months, and will also be eligible for a 15 percent performance bonus;

•	A 10-year contract on a second ultra-deepwater drillship to be constructed with an anticipated delivery date in the second half of 2013 and with expected construction costs of approximately $550 million, exclusive of capitalized interest. Contract terms and operational capabilities are generally the same as the Noble Globetrotter;

•	A three-year extension on the Noble Jim Thompson, a moored 4th generation semisubmersible operating in the U.S. Gulf of Mexico. Under the agreement, Noble will reduce the current dayrate to $336,200 as of the Frontier closing. This same dayrate, plus an uplift for anticipated capital expenditures expected to be incurred at the request of Shell, will also apply during the three-year extension which is scheduled to begin following the conclusion of the current contract in March 2011. The revised dayrate is eligible for a 15 percent performance bonus; and

•	In addition, Shell and Noble have agreed to an arrangement effective immediately to address the current situation in the U.S. Gulf of Mexico relating to the limitation on certain deepwater drilling activities. The agreement allows Shell to suspend the contracts, if necessary, on any rigs currently operating or anticipated to operate in the U.S. Gulf of Mexico during the imposed restriction. In exchange, Shell will pay a reduced suspension rate designed to support Noble’s highly skilled personnel as well as certain operational support costs, thus ensuring a safe and efficient restart of operations. The term of the contracts will be extended for a length of time equal to any suspension period at the original contract dayrate.
          “Noble’s acquisition of Frontier and our agreements with Shell significantly enhance Noble’s stature as a major deepwater service provider and cement our position as the world’s second largest offshore drilling contractor,” said Williams. “The addition of the Frontier fleet along with two newly constructed drillships of our own supports our stated goal of moving the fleet toward technology. We are also pleased to expand our strategic relationship with Shell, one of the premier deepwater operators in the industry. These actions, which demonstrate our disciplined and focused investment philosophy, should add value for our shareholders for many years to come.”

Advisors
          Noble Corporation was advised by Simmons & Company International as well as Barclays Capital and SunTrust Robinson Humphrey, Inc. in the transaction. Goldman, Sachs & Co. is acting as financial advisor to Frontier. FBR Capital Markets & Co. provided advisory services to certain shareholders of Frontier.
Conference Call
          Noble has scheduled a conference call and webcast to discuss this announcement on Monday, June 28, 2010, at 9:00 a.m. U.S. Central Daylight Time. Interested parties are invited to listen to the call by dialing 1-866-461-7129 within the U.S. or outside the U.S. +1-706-679-3084, using access code 84147600 or by asking for the Noble Corporation conference call. Interested parties may also listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site at www.noblecorp.com. During the conference call, Noble will reference slides which will be available for download on the Investor Relations section of the Company’s Web site shortly before the call begins.
          A replay of the conference call will be available on Monday, June 28, 2010, beginning at 12:00 p.m. U.S. Central Daylight Time, through Tuesday, July 27, 2010, ending at 5:00 p.m. U.S. Central Daylight Time. The phone number for the conference call replay within the U.S. is 1-800-642-1687 or, for calls from outside of the U.S., + 1-706-645-9291, using access code 84147600. The replay will also be available on the Company’s Web site following the end of the live call. The conference call may include non-GAAP financial measures. Noble will post a reconciliation of any such measures to the most directly comparable GAAP measures in the “Investor Relations” section of the Company’s Web site under the heading “Regulation G Reconciliations.”
About Noble
          Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 62 offshore drilling units (including two rigs currently under construction) located worldwide, including in the Middle East, India, the U.S. Gulf of Mexico, Mexico, the Mediterranean, the North Sea, Brazil, and West Africa. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE”. Additional information on Noble Corporation is available via the worldwide web at http://www.noblecorp.com.
Statements regarding the consummation of the proposed Frontier and Shell transactions, contract backlog, benefits, opportunities, timing and effects of the transactions, financial performance or attributes of the combined companies, anticipated timing and cost of newbuild rigs, growth into new market segments, contract commencements, dayrates, contract duration as well as any other statements that are not historical facts in this release, are forward-looking statements that involve certain risks, uncertainties and assumptions. These include but are not limited to actions by regulatory authorities or other third parties, costs and difficulties related to other integration of acquired businesses, delays, costs and difficulties related to the transactions and the construction of newbuild rigs, market conditions, the combined companies’ financial results and performance, consummation, availability and terms of any financing, satisfaction of closing conditions, ability to repay debt and timing thereof, actions by customers and other third parties, factors affecting the level of activity in the oil and gas industry, supply and demand of drilling rigs, factors affecting the duration of contracts, the actual amount of downtime, factors that reduce applicable dayrates, violations of anti-corruption laws, hurricanes and other weather conditions, the future price of oil and gas and other factors detailed in the Company’s most recent Form 10-K, Form 10-Q’s and other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.
-end-
NC- 514
6/28/2010
For additional information, contact:

For Investors:	Lee M. Ahlstrom, Vice President — Investor Relations and Planning, Noble Drilling Services Inc., 281-276-6440

For Media:	John S. Breed, Director — Corporate Communications,

Noble Drilling Services Inc., 281-276-6729